Exhibit 10.59

December 27, 2007

Mr. Gerald M. Haines II

57 Alderbrook Drive

Topsfield, Massachusetts 01983

Dear Gerry:

I am pleased to extend this offer of employment to join Verenium in the position of Executive Vice President and Chief Legal Officer reporting to Carlos Riva. I look forward to having you join the executive team in this position which is so critical at this stage of our company’s development. We extend this offer, and the opportunity it represents, with great confidence in your abilities and a belief that you can make a significant contribution to Verenium’s strategic growth plan.

Base Salary and Annual Bonus

Your annual base salary will be $280,000 per year less applicable deductions and withholdings. Compensation will be paid semi-monthly at the rate of $11,666.66 which is your annual salary divided by twenty-four (24) pay periods. You will be eligible to achieve a target annual bonus payout of 50% of your base salary. It is Verenium’s policy to prorate any potential bonus awards based on the actual number of months employed during the first year of employment.

Stock Options

Subject to approval by Verenium’s Board of Directors you will be granted an option (in the form of an Incentive Stock Option) to acquire 250,000 shares of Verenium’s common stock at an exercise price equal to the fair market value at the time of grant. Option vesting for 150,000 will occur as follows: 25% after 12 months of employment, quarterly thereafter on the remaining 75% over the subsequent three years. Option vesting for 100,000 shares will be performance based and will vest at 100% on the seventh anniversary of the grant date or be subject to accelerated vesting based upon achievement of corporate goals as determined by the Compensation Committee of the Board of Directors.

Benefits

You will be eligible to participate in all Verenium benefits including medical, dental, vision, disability and life insurance upon hire. The cost of coverage for these benefits will be shared between you and Verenium; the employee contributions are extremely competitive and are listed on the attached summary. You will also be eligible to enroll in our 401(k) Plan on the first of the month following your date of hire. We are pleased to offer you four weeks (20 days) of paid vacation time; this is in addition to 12 paid holidays. The Company reserves the right to evaluate and amend these benefits in support of business needs. Please see enclosed benefit summary for further detail on our benefit programs.

Compliance Agreements

As a condition of employment, there are several documents requiring your review and signature: Verenium’s Invention and Non-Disclosure Agreement, Attachment A; compliance with the Immigration Reform and Control Act of 1986, requiring you to provide documentation verifying your employment eligibility as of your first day of employment (Attachment B) and the completion of a background check (Attachment C).

An employment contract will be offered to you within the first 30 days of employment which will address other employment related considerations. In addition, attached please find an executive Indemnity Agreement for review and execution. (Attachment D). If the terms of this offer are acceptable, please sign and return a copy of this letter, together with an executed copy of Attachments A, C and D to me.

Gerry, I am hopeful you will accept this offer to join the Verenium senior leadership team as we prepare for a very important 2008 in this exciting and dynamic industry. I look forward to hearing from you and please do not hesitate to contact me (617-674-5330) directly with any questions, concerns or comments.

Sincerely,

/s/ Mary Ellen Jones

Mary Ellen Jones

Senior Vice President, Human Resources

I accept Verenium’s employment offer as set forth in this letter agreement:

/s/ Gerald M. Haines, II
Gerald M. Haines, II	Date

Attachments:

Attachment A: Employee Invention and Non-Disclosure Agreement

Attachment B: Form I-9, Employment Eligibility Verification

Attachment C: Fair Credit Reporting Act, Disclosure and Authorization

Attachment D: Indemnity Agreement